EXHIBIT 99.3

PROXY	SOUTHERN MICHIGAN BANCORP, INC. 51 West Pearl Street Coldwater, Michigan 49036 Annual Meeting of Shareholders - May 15, 2008	PROXY

          The undersigned shareholder appoints Danice L. Chartrand and Loren V. Happel, or either of them, each with the power to appoint his or her substitute, attorneys and proxies to represent the shareholder and to vote and act with respect to all shares that the shareholder would be entitled to vote on all matters that come before the annual meeting of shareholders of Southern Michigan Bancorp, Inc. referred to above or any adjournment of that meeting.

          This proxy is solicited on behalf of the Board of Directors. If this proxy is properly executed, the shares represented by this proxy will be voted as specified. If no specification is made, the shares will be voted for election of all nominees named on this proxy as directors and for approval of each proposal identified on this proxy. The shares represented by this proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting.
1.	Election of Directors.		Nominees:

	[ ]	FOR all nominees listed	Marcia S. Albright
		(except as indicated below)	Dean Calhoun
John H. Castle
	[ ]	WITHHOLD AUTHORITY to	Robert L. Hance
		vote for all nominees listed	Nolan E. Hooker

Your Board of Directors recommends that you vote FOR all nominees.

(Instruction: To withhold authority for any individual nominee, write that nominee's name in the space provided below.)

2.	Ratification and approval of the Stock Incentive Plan of 2005, as amended and restated.

	[ ]	VOTE FOR	Your Board of Directors recommends
	[ ]	VOTE AGAINST	that you vote FOR this proposal.
	[ ]	ABSTAIN

IMPORTANT! PLEASE DATE AND SIGN.

Please sign exactly as your name appears on this proxy. If signing for estates, trusts, or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

Signature X

Signature X

Date	, 2008